EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:
Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES PROMISING PHASE II DATA FOR PAGOCLONE

IN STUTTERING

Compound Achieves Multiple Primary and Secondary Endpoints and is Well-Tolerated

Investor Conference Call Planned for May 24, 2006, 9:00 A.M. Eastern Time

LEXINGTON, MA, May 24, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced top line results from the Company’s Phase II clinical trial for pagoclone in persistent developmental stuttering. Results from the trial show that pagoclone produces a statistically significant benefit in multiple primary and secondary endpoints compared to placebo. Additionally, pagoclone produced either numerically superior improvement or trends for significant improvement on virtually all other primary and secondary endpoints when compared to placebo. Pagoclone was also shown to be well tolerated and not associated with any serious adverse events. The Company will host a conference call and webcast today at 9:00 a.m. eastern time (details follow below).

The Phase II trial, known as the EXPRESS study, was an 8-week, placebo controlled, double-blind, multi-center trial with an open label extension. There were a total of 132 patients randomized in the trial. Eighty-eight patients received escalating doses of pagoclone from 0.3 mg to 0.6 mg per day. Forty-four patients received placebo. Seventy-nine percent of the patient population was male which is reflective of the gender distribution of this disorder.

As a result of the promising outcome of this study, the Company plans to meet with the FDA in an End of Phase II meeting to discuss the findings and its plans for further clinical development.

“Indevus has completed what we believe is the largest pharmaceutical trial ever conducted for stuttering and the results are very exciting,” stated Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “Our results today show that stuttering, a condition with no approved pharmacological treatment, is potentially treatable with pagoclone. This study was designed as an exploratory trial to follow up on a limited number of observations of the effect of pagoclone on stuttering during previous anxiety trials. The design of the EXPRESS trial enabled us to evaluate the condition from several clinical perspectives and we believe this provides us with a strong foundation to develop a clinical plan for further development.”

Gerald A. Maguire, M.D., associate professor, department of psychiatry, University of California, Irvine School of Medicine, stated, “Being a person who stutters and a physician who researches and treats stuttering, I am very excited about the results of this trial. As an investigator on this study, I saw first hand the positive impact pagoclone can have on the lives of patients. Consistent with the results of the entire study sample, more than half of my pagoclone treated patients had a clinically meaningful decrease in the severity of their stuttering. Although there is no cure for stuttering, pagoclone holds significant promise as a well-tolerated, effective and viable treatment for the millions of Americans who stutter.”

Dr. Maguire will deliver a keynote address at the National Stuttering Association’s 23rd Annual Conference on June 30, 2006 in Long Beach, California, where he will discuss the neurological basis of stuttering and treatment considerations. Additionally, Dr. Maguire will discuss these top line data on behalf of the EXPRESS investigators at a meeting of the International Fluency Association on July 27, 2006 in Dublin, Ireland. A manuscript will be submitted to a leading peer reviewed journal and the Company hopes to have the detailed results of the trial published in the near future.

Study Results

The primary endpoints evaluated in the double-blind, phase of the study were the Frequency and Duration Subscale of the Stuttering Severity Instrument Version 3 (SSI-3), the Stuttering Severity Scale (SEV) and the Subjective Screening of Stuttering (SSS) Severity Subscore. Given that this was an exploratory study, pre-specified analyses utilized 1-tailed tests of significance.

The SSI-3 is a validated measure of stuttering. During study visits at week 4 and week 8, patients were videotaped while engaged in both a conversational and reading task. The videotapes were analyzed and scored at a central laboratory. Raters were blinded with regard to treatment and visit. The frequency and duration subscales were calculated by measuring the proportion of syllables stuttered compared to syllables spoken and the length of time of each stuttering block or event. The variability of stuttering naturally tends to wax and wane over time. Accordingly, two data points were collected prior to treatment and two data points were collected while on treatment at week 4 and week 8 to determine the on-treatment effect of pagoclone. The on-treatment effect of pagoclone was shown to produce a statistically significant reduction in the frequency and duration of stuttering as measured by the SSI-3 scale when compared to placebo (p=.02).

The SEV, measured at week 2, week 4 and week 8, is a validated measure of stuttering. The SEV is a 9-point, clinician rated severity scale anchored by “no stuttering” and “extremely severe stuttering”. The on-treatment effect of patients receiving pagoclone demonstrated a numerically superior rating versus patients treated with placebo (p=.18).

The SSS Severity Subscore, measured at week 2, week 4 and week 8, is a validated, patient-rated assessment of stuttering that takes into account specific speaking situations that have taken place over the prior week. Pagoclone produced a statistically significant reduction at week 2 (p=.004) and week 4 (p=.05) and a trend for significant improvement at week 8 (p=.08) as compared to placebo.

The secondary endpoints evaluated in the study included the Clinician Global Impression-Improvement (CGI-I), the Liebowitz Social Anxiety Scale (LSAS) and the Speech Naturalness Scale (SNS).

The CGI-I, measured at week 2, week 4 and week 8, is a 7-point, validated and widely accepted clinician-rated measure of improvement as compared to baseline, considering all sources of available clinical information about the patient. For analysis of the improvement in the severity of stuttering, patients were categorized as having either “improved” versus “no change or worsened”. Pagoclone produced numerically superior improvement at week 2 (p=.20) and statistically significant improvement at week 4 (p=.007) and at week 8 (p=.02) as compared to placebo. At week 8, 55% of pagoclone treated patients were improved compared to 36% of placebo treated patients.

The LSAS, measured at week 4 and week 8, is a validated measure of social anxiety symptoms. Stuttering is often co-morbid with symptoms of social anxiety which can be a disabling consequence of stuttering. Although patients with primary anxiety disorders were excluded from participating in the trial, pagoclone produced a trend for significant improvement in social anxiety symptoms (total LSAS score) compared to placebo at week 4 (p=.09) and week 8 (p=.07). On a subscale comprised of the elements of the LSAS that evaluate anxiety-provoking speaking situations, pagoclone produced statistically significant improvement at both week 4 (p=.02) and week 8 (p=.02).

Pagoclone was shown to be safe and well-tolerated. There were no serious adverse events associated with pagoclone. The most commonly reported side effects associated with pagoclone were headache (12.5% for pagoclone and 6.8% for placebo) and fatigue (8% for pagoclone and 0% for placebo). As with all prior trials for pagoclone, reports of somnolence and sedation were similar between pagoclone and placebo. Additionally, pagoclone exerted its clinical effect on patients without disrupting the naturalness of their speech as assessed by the SNS, a validated 9-point scale.

Open-label extension

Approximately 90% of patients continued into the open-label phase of the study in which all patients receive pagoclone. Early results of the open-label phase indicate that patients initially randomized to pagoclone have continued to show improvement in their stuttering and those initially randomized to placebo, and now receiving pagoclone, are exhibiting improvement in their condition.

Conference call and webcast

The Company will hold a conference call and webcast to discuss these results at 9:00 am eastern time on May 24, 2006. The live call may be accessed by dialing 800-259-0251 from the U.S. and Canada, and 617-614-3671 from international locations. The participant passcode is 86245032. A replay of the call will be available beginning at 11:00 AM on May 24, 2006 and lasting until 12:00 AM on June 23, 2006. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 93985986.

The press release and the live webcast will be accessible by visiting the Investors section of the Company’s website, www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call.

About pagoclone

Pagoclone is a novel, non-benzodiazepine, GABA-A selective receptor modulator. It is part of a new chemical class of agents and lacks many of the common benzodiazepine side effects such as sedation and withdrawal. The precise mechanism of action is unknown however, GABA is believed to be an important neurotransmitter in the brain that may be disrupted in people who stutter. Pagoclone enhances the activity in GABA circuits in the brain and thus may help restore more normal function in speech areas of the brain.

About stuttering

Nearly 3 million Americans, or approximately 1% of the adult population, are afflicted with stuttering, with more than 4 times as many males being affected by the condition as females. Stuttering is a DSM-IV-TR Axis I disorder and is characterized by symptoms in which the flow of speech is disrupted by prolongations, repetitions, and blocks of sounds, syllables, words or phrases. The exact cause of stuttering is unknown; however, emerging evidence has shown that this disorder is associated with abnormalities in the brain areas related to speech motor control. Stuttering most often begins in early childhood and often persists into adulthood and this form is classified as persistent developmental stuttering. Given the importance of communication in daily life, stuttering can often impair an individual’s academic, social and occupational functioning. No medication is FDA approved for stuttering and the most commonly utilized treatment is speech therapy.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas,

including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for stuttering, and aminocandin for systemic fungal infections.

For more information on Indevus, please visit www.indevus.com.

For more information on pagoclone and stuttering, please visit www.stutteringstudy.com.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA(R) and SANCTURA XR(TM); the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO(R); risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patients and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.